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                                                                Exhibit 1.A.5(h)
                                                                      NEL-490-00
ENDORSEMENT

As of the Date of Issue, the following is added to the Policy.

EXTENDED MATURITY
The Company agrees to defer the Maturity Date of the Policy to which this Endorsement is attached to the date death proceeds become payable, if that date occurs after the Maturity Date shown in Section 1.

DEATH BENEFIT
If the age of the Insured on the Date of Issue is 80 or younger, the Death Benefit after the original Maturity Date will be equal to the greater of:

-    The Cash Value on the date the death proceeds become payable; and

- The lesser of: the Face Amount of the Policy as of the original Maturity Date; and the Face Amount of the Policy on the policy anniversary on which the Insured is age 80.

If the age of the Insured on the Date of Issue is 81 or older, the Death Benefit after the original Maturity Date will be equal to the Cash Value on the date the death proceeds become payable.

CASH VALUE
The Cash Value of the Policy after the original Maturity Date will be calculated as described in the Cash Value of the Policy Section, except that the Monthly Deductions will be equal to zero.

RIDERS
All riders attached to the Policy, which are in effect on the original Maturity Date, will terminate on that Date.

SURRENDER OF THE POLICY
You can surrender the Policy for its Net Cash Value at any time.

PREMIUMS
Premiums and unscheduled payments cannot be made after the original Maturity Date, unless the Company sends you a premium notice as provided for in the Grace Period provision."

NEW ENGLAND LIFE INSURANCE COMPANY
501 Boylston Street, Boston, Massachusetts

     ABCD                             ABCD
   President                        Secretary

                                                                          NEL-63
Rider: Level Term Insurance

THE COMPANY agrees that if the death of the Insured occurs while this Rider is in force, the amount of Level Term Insurance (called "Term Amount") will be paid as part of the Policy's Death Benefit if you choose Inside Term (see below); or otherwise, will be added to the policy proceeds. Your choice will be made at the time of application and cannot be changed.

When you apply for this Rider, you can choose:

- To have the Term Amount of the Rider added to the Face Amount of the Policy for purposes of calculating the Death Benefit (called "Inside Term"); or

- To not have the Term Amount of the Rider added to the Face Amount of the Policy for purposes of calculating the Death Benefit (called "Outside Term").

COST OF RIDER
The cost for this Rider is charged as part of the Monthly Deductions. The rates will be set by the Company each year on the policy anniversary based on the expectations of the Company as to future experience. The rates for the Rider will never be more than the rates shown in the Table of Guaranteed Monthly Insurance Rates Per $1,000 of Level Term Insurance.

DECREASE IN TERM AMOUNT
After the first policy year, the Term Amount can be decreased on the first day of any policy month by written application to the Company; but only if the Term Amount which will remain after a decrease is at least $10,000, except with the consent of the Company. A decrease in Term Amount will be effective on the Adjustment Date shown in the new Policy Schedule.

ADJUSTMENT OF THE POLICY

The Policy must reflect a decrease in the Term Amount. The new Policy Schedule, new Policy Table of Guaranteed Monthly Insurance Rates Per $1,000, if necessary, new Rider Table of Guaranteed Monthly Insurance Rates Per $1,000, if necessary, and the Application for the adjustment will be made part of the Policy when the Company, at its option:

- Sends you a new Policy Schedule, new Policy Table of Guaranteed Monthly Insurance Rates Per $1,000, if necessary, new Rider Table of Guaranteed Monthly Insurance Rates Per $1,000, if necessary, and a copy of the Application for the adjustment for you to attach to the Policy; or

- Requires that the Policy and Rider be returned to have the new Policy Schedule, new Policy Table of Guaranteed Monthly Insurance Rates Per $1,000, if necessary, new Rider Table of Guaranteed Monthly Insurance Rates Per $1,000, if necessary, and a copy of the Application for the adjustment attached to the Policy by the Company; or

-    Sends you an adjusted policy to take the place of this Policy.

Upon adjustment, the Policy will be in force only as adjusted.

EXCHANGE OPTION
If Outside Term is in effect, you can, before the policy anniversary on which the Insured is 85, exchange any portion of the insurance in force under this Rider for a new Policy:

- If the age of the Insured meets the Company's issue age requirements on the Policy Date of the new policy;

- If the Company's underwriting class requirements on the Policy Date of the new policy can be met;

The new policy will be issued:

-    Without proof of insurability;

-    With the same Insured and underwriting class as this Rider;

-    With a current Policy Date and the current age of the Insured;

-    With a Face Amount equal to the amount of term insurance being exchanged;
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-    On any plan of Variable Life insurance with a level face amount issued by the Company on the Policy Date of the new policy;

- On a policy form and at rates in use by the Company on the Policy Date of the new policy; and

- Subject to any assignments and limitations to which this Rider is subject, and to the exchange cost described below.

The exchange can be made only with the consent of the Company if:

- The amount of term insurance you want to exchange is less than the Company's published minimum limits of issue; or

-    Any rider is to be attached to the new policy.

The Contestable and Suicide periods of the new policy will be measured from the Date of Issue of this Rider.

EXCHANGE COST
The exchange is subject to payment of the first premium for the new policy.

DATE OF ISSUE
The Date of Issue of this Rider is the same as the Date of Issue of the Policy unless a later Date of Issue is shown for the Rider in the Policy Schedule. Rider years will coincide with policy years. If this Rider is issued after the Date of Issue of the Policy, the first rider year will begin on the policy anniversary on or next following the Date of Issue of the Rider. The term insurance provided by this Rider will be in force from the Date of Issue of the Rider. The effective date of this Rider is its Date of Issue.

NOT CONTESTABLE AFTER TWO YEARS
The insurance issued under this Rider will not be contestable after it has been in force during the life of the Insured for two years from the Date of Issue of this Rider.

SUICIDE WITHIN TWO YEARS
If the Insured dies by suicide while sane or insane within two years from the Date of Issue of this Rider: the amount of Level Term Insurance will not be paid; and the amount payable under the Rider will be limited to the monthly deductions made to pay for the Rider.

CONTRACT
A copy of the application for this Rider is attached to and made part of the Rider. This Rider is made a part of the Policy to which it is attached if the Rider is listed in the Policy Schedule. This Rider has no cash value.

TERMINATION
This Rider will terminate upon the earliest of:

-    Termination of the Policy;

- Receipt by the Company at its Home Office of written request signed by the Owner of the Policy to terminate the Rider;

-    Exchange of the Level Term Insurance for a new policy;

-    A decrease in Term Amount to zero; and

-    Age 100 of the Insured.


NEW ENGLAND LIFE INSURANCE COMPANY
501 Boylston Street, Boston, Massachusetts

     ABCD                             ABCD
   President                        Secretary
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                                                                      NEL-486-00
ENDORSEMENT

As of the Date of Issue, the following changes are made to the Policy.

         References to Minimum Guaranteed Death Benefits are deleted from the following Policy Sections: Table of Contents; Policy Schedule; Table of Guaranteed Minimum Death Benefit A Premiums Accumulated at 4%; Table of Guaranteed Minimum Death Benefit B Premiums Accumulated at 4%; Monthly Deduction; and Policy Loans.

The following paragraph is substituted for the Death Benefit provision of the Death Benefit Section.

         "If the Insured dies before the Maturity Date, the Company will pay a Death Benefit to the Beneficiary. The amount of the Death Benefit will depend on the Death Benefit Option in effect on the date of death. The amount payable will be reduced by any Policy Loan Balance on the date of death. If the Insured dies during the grace period, the Amount Due (see the Grace Period provision in the Monthly Deduction Section) will be deducted from the policy proceeds to cover Monthly Deductions to the date of death. The policy proceeds will be paid in one sum unless all or part of the proceeds is applied to a Payment Option. (See Payment of Benefits Section.)"

The following paragraph is added to the end of the Death Benefit Options provision of the Death Benefit Section.

         "When you apply for a Level Term Insurance Rider on this Policy, you can choose to have the Term Amount of the Rider added to the Face Amount of the Policy for purposes of calculating the Death Benefit. Your choice cannot be changed."

The following paragraphs are substituted for the second, third and fourth paragraphs of the Changing the Death Benefit Option provision of the Death Benefit Section.

         "Except with the consent of the Company, a change from Option 1 to Option 2 can be made only if the Face Amount after the change is at least $100,000. If you change from Option 1 to Option 2:

         - The Face Amount will be decreased, if necessary, such that the Death Benefit immediately before and after the changes is the same;

         - A decrease in Face Amount will be applied to reduce the initial Face Amount and each additional increase in Face Amount on a pro rata basis; and

         -    No surrender charge will apply.

         A decrease in Face Amount may require a decrease in amounts provided by riders attached to this Policy.

         If you change from Option 2 to Option 1:

         - The Face Amount will be increased, if necessary, such that the Death Benefit immediately before and after the changes is the same; and

         - This increase in Face Amount will be applied to the initial Face Amount and to each prior increase in Face Amount on a pro rata basis."

The following paragraph is substituted for the first paragraph of the Monthly Minimum Premium provision of the Monthly Deduction Section.

         "The Company will do the following comparison on the first day of each policy month during the first five policy years unless: the Face Amount has been increased; or the Policy has been lapsed; or this Policy is the result of the exercising of a Change to a New Insured rider."
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The following is substituted for the Grace Period provision of the Monthly
Deduction Section.

         "Unless the Policy meets the Monthly Minimum Premium test, if the Net Cash Value on the first day of a policy month is not enough to cover the Monthly Deduction for that month, the Company will mail a premium notice to you and any assignee at the addresses on record with the Company. There is a grace period of 62 days from the date when the Monthly Deduction was due in which to pay the Amount Due. The Amount Due is the lesser of: a premium large enough to permit the Monthly Deduction to be made; and a premium large enough to meet the Monthly Minimum Premium test. The insurance remains in force during the grace period. If the premium remains unpaid at the end of its 62-day grace period, the Policy will lapse without value. Any riders will also lapse without value unless otherwise stated in the rider."

The following paragraph is substituted for the last paragraph of the Actual Investment Return provision of the Cash Value of the Policy Section.

         "There is a daily charge for mortality risk and expense risk against the Policy's share of the sub-accounts. This charge will not be greater than: .001369863014% which is a rate equivalent to .50% per year divided by 365.

The following is substituted for the fourth bullet of the Increase in Face Amount provision of the Adjustments Section.

                  "- The amount of the increase being at least $25,000, except with the consent of the Company;"

The following is substituted for the first sentence of the Decrease in Face Amount provision of the Adjustments Section.

         "The Face Amount may be decreased by written application to the Company; but only if the Face Amount which will remain after a decrease is at least $100,000, except with the consent of the Company."

The following is substituted for the penultimate sentence of the Partial Surrender provision of the Adjustments Section.

         "The Face Amount which will remain after the partial surrender must be at least $100,000, except with the consent of the Company."


NEW ENGLAND LIFE INSURANCE COMPANY
501 Boylston Street, Boston, Massachusetts

     ABCD                             ABCD
   President                        Secretary